Exhibit 10.2

April 9, 2020

Mark Cosby

Dear Mark:

We are pleased to confirm the terms and conditions of your continued employment with Michaels Stores, Inc. (the “Company”), as set forth in this letter agreement (this “Agreement”). This Agreement is made and entered into and effective as of the date hereof (the “Effective Date”), subject to approval by the board of directors (the “Board”) of The Michaels Companies, Inc. (“Parent”).

1.             Positions.

(a)         Effective as of April 1, 2020 (the “Transition Date”), you will be employed by the Company, on a full-time basis, as a Senior Advisor to the Company. You agree to perform the duties of your position and such other duties as may reasonably be assigned to you from time to time by the Chief Executive Officer of the Company. While employed by the Company, you will devote your full business time and your best efforts, business judgment, skill and knowledge exclusively to the advancement of the business interests of the Company and its Affiliates and to the discharge of your duties and responsibilities for them. For purposes of this Agreement, “Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, equity interest or otherwise.

(b)        In addition, you will continue to serve as a director and/or officer of Parent, the Company, and any of its Affiliates if so elected or appointed from time to time for the remainder of your term as director and/or officer, unless the Board requests your resignation, which you agree to provide. Your compensation for your service on the Board following the Effective Date will be in accordance with the director compensation policy of Parent, as in effect from time to time; provided, however, that the earliest that you would be eligible to receive any equity awards of Parent in respect of any post-employment service on the Board would be as part of Parent’s regular annual grant practices for members of the Board in March/April 2021.

2.             Term of Employment. Your employment hereunder will be at-will. Either you or the Company may terminate your employment hereunder at any time upon fifteen (15) days’ written notice; provided, however, that the Company may terminate your employment at any time with no required notice for Cause. For purposes of this Agreement, “Cause” shall have the meaning set forth for such term in the 2014 Omnibus Long-Term Incentive Plan of Parent.

3.            Base Salary. You will receive a base salary during the term of your employment hereunder at the rate of $450,000 per year, payable in accordance with the Company’s regular payroll practices.

4.             Cash Incentive Bonus. In consideration for your services hereunder, you will be entitled to a cash incentive bonus equal to $330,000 (the “Cash Bonus”). Any portion of the Cash Bonus to which you may become entitled will be pro-rated based on the number of days that you served as Senior Advisor starting on the Effective Date and ending on the last day of fiscal 2020 and will be paid to you at the time bonuses are paid to employees of the Company generally under the Annual Incentive Plan. In the event your employment is terminated by the Company for Cause, you will not be entitled to any portion of the Cash Bonus.

5.             Option Exercise Period. The definition of “Qualifying Termination” in Section 2(e) of the Amended & Restated Non-Statutory Stock Option Agreement, as amended and restated on December 26, 2019, evidencing a grant to you of 860,000 options to purchase Parent common stock on October 21, 2019, shall be revised in its entirety as follows:

“Qualifying Termination” means (i) a Qualifying Retirement or (ii) the termination of the Optionee’s Employment as Senior Advisor to Michaels Stores, Inc. for any reason other than by the Company or Michaels Stores, Inc. for Cause (or in a circumstance where Cause exists).

6.             Benefit Plans. You will be eligible to participate in employee benefit plans made available to employees of the Company generally from time to time, subject to plan terms, generally applicable Company policies, and applicable law. During the term of your employment hereunder, the Company shall pay for or reimburse you for all reasonable, customary and necessary business expenses incurred in the performance of your duties and responsibilities hereunder, including reasonable expenses related to travel between the Company’s headquarters and Boston, Massachusetts in accordance with Company policy, as in effect from time to time, and subject to such reasonable substantiation and documentation as may be specified by the Company from time to time. Following the termination of your service with the Company hereunder, other than for Cause, subject to your timely electing continued coverage of your group medical and dental coverage under COBRA (“COBRA Coverage”) and signing an effective release of claims in the form provided by the Company, the Company will pay you a monthly cash amount for so long as you continue to receive COBRA Coverage from the Company equal to (i) the Company-paid portion of the group medical and dental plan premiums for your (and your spouse’s and dependents’ coverage, as applicable) coverage immediately prior to your employment termination date, pro-rated for each payroll period, multiplied by (ii) 130%. The foregoing amounts shall be paid in accordance with the Company’s regular payroll practices, commencing on the next regular payday that is at least five (5) business days following the effective date of the release of claims.

7.             Prior Agreement. Your services as Chief Executive Officer pursuant to the employment letter agreement entered into by and between you, the Company, and Parent on February 28, 2019, as amended on October 21, 2019 and December 26, 2019 shall cease as of the Effective Date (the “Prior Agreement”). The Prior Agreement shall generally remain in effect; provided, however, that you shall cease to service as Chief Executive Officer for all relevant purposes under the Prior Agreement and all incentive equity awards of Parent that you hold. In the event of any express conflict between the terms and conditions of the Prior Agreement and this Agreement, this Agreement shall control.

By signing this Agreement, you give the Company and its Affiliates assurance that you have not relied on any agreements or representations, express or implied, with respect to your employment that are not set forth expressly in this Agreement.

[Signature page to follow.]

IN WITNESS WHEREOF, this Agreement has been executed by the Company, by its duly authorized representative, and by you, as of the date first above written.

MARK COSBY	THE COMPANY

/s/ Mark Cosby	By:	/s/ Ashley Buchanan
		Name:	Ashley Buchanan
		Title:	Chief Executive Officer